Exhibit (a)(1)(D)

ELECTION OF ELIGIBLE OPTIONS

SANMINA-SCI CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”); (2) the memorandum from Jure Sola, dated March 19, 2007; (3) the summary of the option exchange program; (4) this election form (and its accompanying instructions); and (5) the withdrawal form (and its accompanying instructions).  The offer is subject to the terms of these documents as they may be amended.  The offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for new options as set forth in Section 2 of the Offer to Exchange.  This offer expires at 5:00 p.m., Pacific Time, on April 16, 2007, unless extended.  PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, the number of new options you receive will be based on the exercise price of your exchanged options as described in Section 2 of the Offer to Exchange.  If you participate in this offer, you may exchange outstanding options granted to you by Sanmina-SCI that were either (i) issued with an exercise price less than the fair market value of the underlying stock on the date of grant (“discount options”), or (ii) non-discount options granted prior to October 1, 2006 with an exercise price greater than or equal to $4.01.  Each new option will vest in accordance with the schedule described in Section 9 of the Offer to Exchange.  Vesting on any date is subject to your continued service to Sanmina-SCI through each relevant vesting date.  You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking one of the boxes below and completing and signing this election form.  Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible options, you must sign, date and deliver the completed and attached election form via facsimile or by hand delivery by 5:00 p.m., Pacific Time, on April 16, 2007 to:

Richard Edde

Sanmina-SCI Corporation

2700 North First Street

San Jose, California  95134

Fax: (408) 964-3007 or (408) 964-3096

Only documents that are complete, signed and actually received by Richard Edde by the deadline will be accepted.  Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

Please check the appropriate box:

☐            Yes, I wish to participate in the offer as to ALL of my eligible options.

All of my eligible options will be irrevocably cancelled on April 16, 2007 (unless the offer is extended).

OR

☐            Yes, I wish to participate in the offer as to my eligible options listed below (please list):

Option Number	Grant Date

My eligible options that are specifically listed above will be irrevocably cancelled on
April 16, 2007.

Employee Signature

Employee Name (Please print)	Employee Number

Date	E-mail Address

RETURN TO RICHARD EDDE NO LATER THAN 5:00 P.M., PACIFIC TIME, ON APRIL 16, 2007.

(Fax to (408) 964-3007 or (408) 964-3096)

SANMINA-SCI CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of Election Form.

To participate in the offer to exchange some or all of your eligible options, you must sign, date and deliver the completed and attached election form via facsimile or by hand delivery by 5:00 p.m., Pacific Time, on April 16, 2007 to:

Richard Edde

Sanmina-SCI Corporation

2700 North First Street

San Jose, California  95134

Fax: (408) 964-3007 or (408) 964-3096

The delivery of all required documents, including election forms, is at your risk.  Delivery will be deemed made only when actually received by Sanmina-SCI.  In all cases, you should allow sufficient time to ensure timely delivery.  Only documents that are complete, signed and actually received by Richard Edde by the deadline will be accepted.  Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail or U.S. mail dated or postmarked within two (2) U.S. business days of the receipt of your election form and/or any withdrawal form.  If you have not received an e-mail or letter confirmation, you must confirm that we have received your election form and/or any withdrawal form by April 16, 2007.

Our receipt of your election form is not by itself an acceptance of your options for exchange.  For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Sanmina-SCI will not accept any alternative, conditional or contingent tenders.  Although it is our intent to send you an e-mail or letter confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange.  Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been cancelled.  Your options that are accepted for exchange will be cancelled on the same U.S. business day as the expiration of the offer, which cancellation is scheduled to be April 16, 2007.

2.             Withdrawal and Additional Tenders.

Tenders of options made through the offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on April 16, 2007.  If Sanmina-SCI extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.  In addition, although Sanmina-SCI currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on May 11, 2007, you may withdraw your tendered options at any time thereafter.

To withdraw some or all of your tendered options, you must sign, date and deliver a completed withdrawal form via facsimile or by hand delivery by 5:00 p.m., Pacific Time, on April 16, 2007 to:

Richard Edde

Sanmina-SCI Corporation

2700 North First Street

San Jose, California  95134

Fax: (408) 964-3007 or (408) 964-3096

You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.

To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to:

Richard Edde

Sanmina-SCI Corporation

2700 North First Street

San Jose, California  95134

Fax:  (408) 964-3007 or (408) 964-3096

Your new election form must be submitted before the expiration date by following the procedures described in these instructions.  Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted.  Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form.  You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.

3.             Tenders.

If you intend to tender options through the offer, you must tender all of your shares subject to each eligible option, except as noted herein.

You may pick and choose which of your eligible options you wish to exchange.  If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.  However, if an eligible option is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by the eligible employee may be tendered in the offer; such portion must be tendered for all remaining outstanding shares.

4.             Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.  If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Sanmina-SCI of the authority of that person to act in that capacity must be submitted with this election form.

5.             Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date on which you signed.  You must also include a current e-mail address and your Sanmina-SCI employee number.

6.             Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to Richard Edde, our Senior Stock Administrator, at:

Sanmina-SCI Corporation

2700 North First Street

San Jose, California  95134

Tel:  (408) 964-3242

E-mail:  richard.edde@sanmina-sci.com

Copies will be furnished promptly at Sanmina-SCI’s expense.

7.             Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important:  The election form (or a facsimile copy of it) together with all other required documents must be received by Richard Edde, on or before the expiration date.

8.             Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the memorandum from Jure Sola, dated March 19, 2007, and the summary of the option exchange program before deciding to participate in the offer.

9.             Important Tax Information.

If you are subject to taxation in the United States, you should refer to Section 14 of the Offer to Exchange, which contains important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.